UNWIND AGREEMENT

         This unwind agreement (the "Unwind Agreement"), is made and entered into as of this 21st day of March, 2000, by and between Benedek Broadcasting Corporation ("BBC"), Benedek License Corporation ("BLC") (collectively, "Benedek") and ICA Broadcasting I, Ltd. ("Purchaser"). Capitalized terms used herein without definition have the meaning provided therefor in the Purchase Agreement (as defined herein).

                                   WITNESSETH:

         WHEREAS, Purchaser and Benedek entered into an Asset Purchase Agreement, dated as of December 15, 1999, (the "Purchase Agreement") pursuant to which Benedek agreed to transfer, assign, convey and deliver to Purchaser, and Purchaser agreed to acquire and accept, subject to the approval of the FCC, among other things, all of the right, title and interest of Benedek in and to the Assets, which include, among other things, the Station Licenses;

         WHEREAS, the FCC Consent has been granted;
         WHEREAS, Benedek and Purchaser desire to consummate the Closing prior to the date by which the FCC Consent shall become a Final Order; and

         WHEREAS, Benedek and Purchaser have agreed to be governed by the terms of this Unwind Agreement in the unlikely event that the FCC Consent should fail to become a Final Order.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is







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hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.   Appeal Period.

                  a. Benedek and Purchaser recognize that there is a thirty-day period after the FCC publishes the FCC Consent during which an aggrieved party can appeal from or seek reconsideration by the FCC of the FCC Consent (the "Appeal Period"). The Appeal Period will expire on April 15, 2000. Despite the opportunity for an appeal to be filed, the parties have agreed to consummate the Closing prior to expiration of the Appeal Period.

                  b. Benedek and Purchaser further recognize that there is a forty-day period after the FCC publishes the FCC Consent during which the FCC on its own motion can reconsider the FCC Consent (the "Reconsideration Period"). The Reconsideration Period will expire on April 25, 2000. Despite the possibility that the FCC could seek to reconsider the FCC Consent on its own motion, the parties have agreed to consummate the Closing prior to the expiration of the Reconsideration Period.

                  c. Benedek and Purchaser agree that at their own cost and expense they will cooperate in the defense of any appeal filed or reconsideration taken which challenges Benedek's right to assign the Assets, including, without limitation, the Station Licenses to Purchaser or Purchaser's right to acquire and accept such assignment. Additionally, Benedek and Purchaser agree that neither party shall take any action which would impede the FCC Consent from becoming a Final Order.



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         d. Benedek and Purchaser agree that if, as a result of an appeal filed within the Appeal Period or as a result of the action of the FCC on its own motion within the Reconsideration Period, the FCC Consent shall be revoked by the FCC or an appeals court having jurisdiction, and the revocation shall have become final and no further appeal is possible, Benedek and Purchaser will immediately do any and all things, execute and deliver any and all writings, including preparation and execution of FCC applications, and take any and all steps which may be required to restore to each of them their respective rights, title and interests in and to the Assets and the consideration paid therefor enjoyed by each of them immediately prior to the consummation of the Closing. Benedek and Purchaser agree that all of the Assets assigned by Benedek to Purchaser in connection with the consummation of the Closing shall be reassigned to Benedek by Purchaser, and all consideration paid to Benedek by Purchaser for the Assets shall be returned by Benedek to Purchaser.

         2. Obligations in the Event of an Appeal. Benedek and Purchaser agree that Purchaser shall have the right to control the defense of any appeal filed which challenges Purchaser's qualifications to hold the Station Licenses. Benedek and Purchaser agree that Benedek shall have the right to control the defense of any appeal filed which challenges Benedek's qualifications to assign the Station Licenses to Purchaser. The parties will jointly control the defense of any appeal which challenges both parties' qualifications. Each party will diligently take all steps that it deems necessary, proper or desirable to expedite the resolution of an appeal and to obtain a Final Order approving the transfer of the Station Licenses to Purchaser. The parties will consult with each other in formulating the manner in which to defend an appeal. The parties will cooperate with



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each other in preparing and executing any documents necessary to defend the qualifications of either of them during an appeal, such cooperation to include the full and complete disclosure to the other party of all facts known to such party regarding the operations of the Station and the Assets. However, neither party will take any steps, without the written consent of the other party, to file separate documents for purposes of defending an appeal or initiate contact with a third-party filing an appeal, unless such action is required by law (in which event, the acting party will promptly notify the other party of such action and provide to such other party copies of all documents and instruments delivered in connection with such action). Each party will make its respective FCC counsel available to participate in defending an appeal.

         3. Cost of Appeal and Settlement. Benedek shall pay the full cost of defending or settling any appeal that alleges that Benedek was not qualified to assign the Station Licenses to Purchaser. Purchaser shall pay the full cost of defending or settling any appeal alleging that Purchaser is not qualified to hold the Station Licenses. Purchaser and Benedek shall share equally in the cost of defending or settling an appeal which alleges that Benedek was not qualified to assign the Station Licenses to Purchaser and Purchaser is not qualified to hold the Station Licenses. Such costs so shared shall not include any overhead expenses or charges for time of a party's own employees or use of a party's own equipment.

         4. Operation of Station During Appeal Period. So long as this Unwind Agreement is in effect, Purchaser will operate the Station in a normal and prudent manner and will defend the Station in any action challenging the Purchaser's operation of the Station which is brought before the FCC. Purchaser will use commercially reasonable



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efforts to preserve the business and goodwill of the Station. If the Assets are assigned back to Benedek pursuant to this Unwind Agreement, the tangible personal property shall be delivered in the same condition as received, reasonable wear and tear excepted. Benedek further acknowledges that it may be impossible to restore the status quo ante completely as a result of the passage of time and the resultant consumption of certain of the Assets acquired by Purchaser. During this period of operation of the Station by Purchaser, the Station shall be deemed to have been operated for the benefit of Purchaser and Purchaser shall be entitled to receive and retain all monies earned from the operation of the Station until assignment of the Assets back to Benedek. Further, Purchaser shall be obligated to pay and shall pay all of the obligations incurred by Purchaser in the operation of the Station during the same time period. Purchaser shall be entitled to collect and retain all proceeds of any account receivable generated during the same time period. So long as this Unwind Agreement is in effect, if the repair or replacement of equipment necessary for the continued operation of the Station is necessary, reasonable wear and tear excepted, Benedek shall, on the date of assignment of the Assets back to Benedek, reimburse Purchaser for all costs associated with such equipment to the extent Benedek receives a benefit therefrom.

         5. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Unwind Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivery, overnight delivery service or telephone facsimile:



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                  (a)      If to Purchaser, to:

                           c/o ICA Broadcasting I, Ltd.
                           700 North Grant Street
                           Suite 600
                           Odessa, TX  79761
                           Facsimile:       (915) 334-8881
                           Attention:       John Bushman, President

                           with a copy to (that shall not constitute Notice):

                           Shafer, Davis, Ashley, O'Leary & Stoker
                           700 North Grant Street, Second Floor
                           Nations Bank Building
                           P.O. Drawer 1552 Ector Co.
                           Odessa, TX  79760
                           Telephone:       (915) 332-0893
                           Facsimile:       (915) 335-8329
                           Attention:       Richard E. Buck, Esq.


                  (b) If to Benedek c/o Benedek Broadcasting Corporation, to:

                           100 Park Avenue
                           Rockford, IL  61101
                           Telephone:       (815) 987-5350
                           Facsimile:       (815) 987-5353
                           Attention:       President

                           With a copy to (which shall not constitute Notice):

                           Shack & Siegel, P.C.
                           530 Fifth Avenue
                           New York, NY  10036
                           Telephone:       (212) 782-0700
                           Facsimile:       (212) 730-1964
                           Attention:       Paul S. Goodman, Esq.

or at such other address as any party may specify by notice given to the other party in accordance with this Section 5. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person or the next business day following delivery to an overnight delivery service or the date sent by telephone facsimile.



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         6. Survival. This Unwind Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        7. Governing Law. This Unwind Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Texas applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Unwind Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Unwind Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

        8. Termination of Unwind Agreement. Upon such date as the FCC Consent shall have become a Final Order, this Unwind Agreement shall terminate, and any obligations or liabilities imposed upon Benedek or Purchaser pursuant to this Unwind Agreement shall terminate.

         9. Purchase Agreement In Effect. Except to the extent required by the express provisions of this Unwind Agreement, the Purchase Agreement shall remain in full force and effect according to its terms.

         10. Amendment. This Unwind Agreement, together with the Purchase Agreement, contain all of the terms agreed upon with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto; provided, however, to the extent, any of the terms of this Unwind Agreement are inconsistent with the Purchase Agreement, the Purchase Agreement shall be controlling. This Unwind Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.



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         11. Counterpart. This Unwind Agreement may be signed by any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Unwind Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                 ICA BROADCASTING I, LTD.

                                 By:  ICA BROADCASTING, LLC, its general partner


                                 By:   /s/ John C. Nichols
                                    --------------------------------------
                                    John C. Nichols
                                    Executive Vice President

                                  BENEDEK BROADCASTING CORPORATION


                                 By:   /s/ Ronald L. Lindwall
                                    --------------------------------------
                                    Ronald L. Lindwall
                                    Senior Vice President and Chief Financial
                                      Officer

                                 BENEDEK LICENSE CORPORATION


                                 By:   /s/ Ronald L. Lindwall
                                    --------------------------------------
                                    Ronald L. Lindwall
                                    Senior Vice President and Chief Financial
                                      Officer


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